Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Declares Ordinary Cash Distribution of $0.0625
Per Share and Special 3.1% Stock Distribution

PHILADELPHIA, August 5, 2009 – On July 30, 2009, the Board of Directors of FS Investment Corporation (“FSIC”) declared an ordinary monthly cash distribution of $0.0625 per share. The distribution is payable on September 30, 2009 to shareholders of record as of July 30, 2009.

The Board of Directors also declared a special stock distribution to existing investors of 3.1 shares per 100 shares outstanding. The purpose of this special stock distribution is to maintain a net asset value (“NAV”) per share that is below the current net offering price, as required by the Investment Company Act of 1940 subject to certain limited exceptions. The Board of Directors determined that FSIC’s portfolio performance sufficiently warranted taking this action. The distribution was payable on July 31, 2009 to shareholders of record as of July 31, 2009.

The stock distribution increased the number of shares outstanding as of July 31, 2009, thereby reducing NAV per share. However, because the stock distribution was issued to all existing shareholders in proportion to their holdings, the reduction in NAV per share as a result of the stock distribution is offset exactly by the increase in the number of shares owned by each investor. As the overall value of an investor’s position is not reduced as a result of the special stock distribution, the Board of Directors determined that its payment was not dilutive to existing shareholders.

As the stock distribution did not change any shareholder’s proportionate interest in FSIC, it is not expected to represent a taxable distribution. The determination of the tax attributes of FSIC’s distributions is made annually as of the end of FSIC’s fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. FSIC intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on a Form 1099-DIV.

FSIC’s affiliate, Franklin Square Holdings, L.P., has agreed to reimburse us for expenses in an amount that is sufficient to ensure that FSIC’s net investment income and net short-term capital gains are equal to or greater than the cumulative distributions paid to its stockholders in each quarter. Under this arrangement, no portion of FSIC’s cash distributions is expected to represent a return of capital for its stockholders. Franklin Square Holdings has no obligation to reimburse any portion of FSIC’s expenses but has indicated that it expects to continue such reimbursements until it deems that FSIC has achieved economies of scale sufficient to ensure that it bears a reasonable level of expenses in relation to its income. Subject to changes in prevailing interest rates, it is expected that this expense reimbursement will be no longer required once $50 million in capital is raised. The specific amount of expenses reimbursed by FSIC’s sponsor will be calculated at the end of each quarter. Franklin Square Holdings is controlled by FSIC’s president and chief executive officer, Michael Forman, and its director, David Adelman. There can be no assurance that Franklin Square Holdings will continue reimbursing any portion of FSIC’s expenses in future quarters.

About FS Investment Corporation

FS Investment Corporation (“FSIC”) is a publicly registered, non-traded business development company (“BDC”). A BDC, such as FSIC, is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class. FSIC focuses on investing in the debt securities of private companies throughout the United States, and seeks to protect principal first and foremost while pursuing its investment objectives of producing current income and, secondarily, long-term capital appreciation for its investors. FSIC is managed by FB Income Advisor, LLC, an affiliate of Philadelphia-based private equity firm FB Capital Partners, LP, and is sub-advised by GSO/Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with over $24 billion in assets under management, is the global credit platform of The Blackstone Group L.P. For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square Capital Partners is a national distributor and sponsor of alternative investment products structured for retail investors, among others. Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers. Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts. Franklin Square distributes its sponsored financial products to the broker dealer community through its affiliated Orlando, FL-based wholesaling broker dealer, FS2 Capital Partners. For more information, please visit www.franklinsquare.com.